                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-27305

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 27, 1997)

                               9,100,000 Shares
                         Household International, Inc.

                                 COMMON STOCK

                               ---------------

  OF THE 9,100,000  SHARES OF  COMMON STOCK BEING  OFFERED, 7,600,000  SHARES
    ARE BEING OFFERED  INITIALLY IN  THE UNITED  STATES AND  CANADA BY  THE
      U.S. UNDERWRITERS AND 1,500,000 SHARES ARE BEING OFFERED  INITIALLY
        OUTSIDE THE  UNITED  STATES  AND CANADA  BY  THE  INTERNATIONAL
          UNDERWRITERS. ALL  OF THE  SHARES OF  COMMON STOCK  OFFERED
            HEREBY ARE  BEING SOLD  BY THE  COMPANY. THE  COMPANY'S
              COMMON STOCK IS LISTED ON THE NEW YORK AND  CHICAGO
                STOCK EXCHANGES UNDER THE SYMBOL "HI". ON  JUNE
                  19, 1997, THE REPORTED  LAST SALE PRICE  OF
                    THE COMMON STOCK ON THE NEW YORK  STOCK
                      EXCHANGE WAS  $111 1/8  PER  SHARE.
                      SEE "UNDERWRITERS".

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE  ACCURACY OR ADEQUACY OF  THIS PROSPECTUS SUPPLEMENT
      OR THE  PROSPECTUS TO WHICH IT RELATES. ANY  REPRESENTATION TO THE
        CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

                            PRICE $110 1/2 A SHARE

                               ---------------


                                                      UNDERWRITING
                                         PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                          PUBLIC     COMMISSIONS(1)  COMPANY(2)
                                         --------    -------------- -----------
Per Share............................    $110.50         $3.04        $107.46
Total................................ $1,005,550,000  $27,664,000   $977,886,000

-------
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Company estimated at $1,000,000.

                               ---------------

  The shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by McDermott, Will & Emery, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made on or about June 25, 1997 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                               ---------------

MORGAN STANLEY DEAN WITTER                                  MERRILL LYNCH & CO.

BEAR, STEARNS & CO. INC.

             CREDIT SUISSE FIRST BOSTON

                           DONALDSON, LUFKIN & JENRETTE
                                      Securities Corporation
                                         GOLDMAN, SACHS & CO.

                                                       SMITH BARNEY INC.
June 20, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 27, 1997)

                               9,100,000 Shares
                         Household International, Inc.

                                 COMMON STOCK

                                ---------------

  OF THE  9,100,000 SHARES OF  COMMON STOCK BEING OFFERED,  1,500,000 SHARES
    ARE  BEING OFFERED INITIALLY OUTSIDE  THE UNITED STATES AND CANADA  BY
       THE INTERNATIONAL  UNDERWRITERS AND  7,600,000 SHARES  ARE BEING
         OFFERED  INITIALLY IN THE  UNITED STATES  AND CANADA BY  THE
            U.S. UNDERWRITERS. ALL  OF THE SHARES  OF COMMON  STOCK
              OFFERED HEREBY ARE BEING  SOLD BY THE COMPANY. THE
                COMPANY'S  COMMON STOCK IS  LISTED ON THE  NEW
                   YORK AND  CHICAGO STOCK  EXCHANGES UNDER
                     THE SYMBOL  "HI". ON JUNE  19, 1997,
                        THE REPORTED  LAST  SALE  PRICE
                          OF THE COMMON STOCK ON THE
                          NEW  YORK  STOCK  EXCHANGE
                          WAS  $111  1/8 PER  SHARE.
                          SEE "UNDERWRITERS".

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS SUPPLEMENT OR  THE PROSPECTUS TO  WHICH IT RELATES.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                            PRICE $110 1/2 A SHARE

                                ---------------

                                                      UNDERWRITING
                                         PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                          PUBLIC     COMMISSIONS(1)  COMPANY(2)
                                         --------    -------------- -----------
Per Share............................    $110.50         $3.04        $107.46
Total................................ $1,005,550,000  $27,664,000   $977,886,000

-------
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Company estimated at $1,000,000.

                                ---------------

  The shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by McDermott, Will & Emery, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made on or about June 25, 1997 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                ---------------

MORGAN STANLEY DEAN WITTER                          MERRILL LYNCH INTERNATIONAL


BEAR, STEARNS INTERNATIONAL LIMITED

            CREDIT SUISSE FIRST BOSTON

                           DONALDSON, LUFKIN & JENRETTE
                                    Securities Corporation
                                         GOLDMAN SACHS INTERNATIONAL

                                                         SMITH BARNEY INC.
June 20, 1997

                                                                [Household Logo]

Household International is one of the nation's leading providers of consumer loans and credit cards to middle-income consumers-a market it has served since 1878. Household focuses on high-return businesses with strong market share. Additionally, Household is one of the most efficient companies in the financial services industry. Today, Household is:

[HFC Logo]

The oldest, and one of the largest, consumer finance companies in the United States.

[Pictures of Co-Branded Visa and MasterCard Credit Cards]

The nation's sixth largest issuer of Visa and MasterCard credit cards.*

[Pictures of Private-Label Credit Cards]

The second largest, third party private-label credit card issuer in the United States.**

[Canadian Flag]

One of the largest providers of consumer loans and private-label credit cards in Canada.

[United Kingdom Flag]

A major provider of consumer loans and Visa and MasterCard credit cards in the United Kingdom.



                        *Bankcard Barometer, April 1997
                       **Credit Card Directory, 1997

Building Value
-------------------------------------------------------------------------------
Household's strategy is to concentrate on its strengths-and compete in businesses where it can excel. Today, Household is more efficient, responsive and profitable than ever before. Household's strategy is based on four key principles:
-------------------------------------------------------------------------------
1. Keep it simple-Focus on high-return businesses.
-------------------------------------------------------------------------------
2. Be efficient-Drive down costs, be low-cost producers.
-------------------------------------------------------------------------------
3. Serve the customer-Use speed and agility to meet customers' changing needs.
-------------------------------------------------------------------------------
4. Think like an owner-Assume ownership of all we do.
-------------------------------------------------------------------------------


                                     S-2A

                                                                    [GRAPH HERE]

We are not interested in growing for growth's sake. Our focus is on the bottom line.

Graph showing Core Product Growth (in percent) for 92 (12.5%), 93 (18.7%), 94
                                                       ----        ----
(16.1%), 95 (19.4%) and 96 (23.1%)
 ----        ----           --
                                                                    [GRAPH HERE]
Of all of the tools that we have, the one that is most powerful, and always will be, is to be a low-cost producer.

Graph showing Efficiency Ratio (in percent) for 92 (51.9%), 93 (51.8%), 94 (52.7%), 95 (46.0%) and 96 (40.8%)

                                                                    [GRAPH HERE]
Our record earnings reflect what can be done with discipline, im- proved fundamentals and a clear focus on where the business should go.

Graph showing Earnings Per Share
(Dollars) and Return on Equity (in percent)

       EPS       ROE
92    $1.93     10.7%
93     2.85     14.2
94     3.50     16.0
95     4.30     17.4
96     5.30     18.9

                                     S-2B

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary.............................................. S- 4
Special Note Regarding Forward-Looking Statements.......................... S- 5
The Company................................................................ S- 5
Recent Developments........................................................ S- 7
Use of Proceeds............................................................ S- 8
Common Stock Price Range and Dividends..................................... S- 8
Capitalization............................................................. S- 9
Selected Financial Information............................................. S-10
Underwriters............................................................... S-12
Legal Matters.............................................................. S-15
Experts.................................................................... S-15
                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Household International....................................................    3
Use of Proceeds............................................................    3
Selected Ratios............................................................    3
Description of Debt Securities.............................................    4
Description of Warrants....................................................    9
Description of Capital Stock...............................................   10
Plan of Distribution.......................................................   18
ERISA Matters..............................................................   19

                               ----------------
  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this Prospectus Supplement or the Prospectus to which it relates.

  Household International, Inc., through its subsidiaries ("Household International" or the "Company"), is a leading provider of consumer lending products to "middle-market consumers" in the United States, Canada and the United Kingdom. The Company offers a diversified line of lending products to consumers including home equity loans, Visa/Mastercard* and private-label credit cards, student loans and other unsecured loans. Household Finance Corporation ("HFC"), a subsidiary of Household International, is the oldest consumer finance company in the United States, with operations dating back to 1878. At March 31, 1997, the Company served approximately 22 million customer accounts with $41.6 billion in managed (owned and serviced with limited recourse) receivables and $22.4 billion in owned receivables. The Company believes it is one of the largest providers of home equity loans and of private-label credit cards in the United States. As of March 31, 1997, the Company has been ranked as the sixth largest Visa/MasterCard issuer in the United States. The Company originates loans through multiple channels of distribution, including branch offices (532 in the United States at March 31, 1997), direct mail, telemarketing, and alliances. From 1992 to 1996, the Company's managed receivables in its core businesses have grown from $20.2 billion to $40.9 billion and earnings per share have increased at least 20 percent each year, from $1.93 in 1992 to $5.30 in 1996. The Company's efficiency ratio has decreased from 52.7% for 1994 to 40.8% for 1996. The Company's 1996 return on average common shareholders' equity was 18.9%.

  Commencing in 1994 the Company initiated actions to further narrow its focus on higher return consumer lending businesses. The Company implemented tighter expense management and emphasized growth in the branch-based consumer finance business and credit card operations. In addition, the Company discontinued operations in mortgage banking and consumer banking and disposed of its individual life insurance and annuity product lines. As part of the Company's strategic goal to focus on its higher-return businesses, the Company recently agreed to acquire the capital stock of Transamerica Financial Services Holding Company ("TFS"), the branch-based consumer finance subsidiary of Transamerica Corporation. It is anticipated that the acquisition will increase the Company's portfolio of secured loans by approximately $3.0 billion and managed receivables by approximately $3.3 billion, and will enable HFC to reach many new markets and customers in the United States, Canada and the United Kingdom and to achieve additional penetration in existing markets. See "Recent Developments".
-------
   * VISA and MasterCard are registered trademarks of VISA USA, Inc. and MasterCard International, Incorporated, respectively.

                                  THE OFFERING

 Common Stock offered:
    United States offering....... 7,600,000 shares
    International offering....... 1,500,000 shares
        Total.................... 9,100,000 shares
 Common Stock to be
  outstanding after the offering. 106,408,547 shares(a)
 Use of proceeds................. The Company will apply the net proceeds to repay certain short-term borrowings in
                                  connection with the acquisition of the
                                  capital stock of TFS.
 Listing......................... The Common Stock is listed on the New York
                                  Stock Exchange and the Chicago Stock
                                  Exchange.
 New York Stock Exchange symbol.. HI

-------
(a) Does not include approximately 4.1 million shares of Common Stock which are subject to options or rights granted pursuant to the Company's Long-Term Executive Incentive Compensation Plan.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed under the captions "The Company" and "Recent Developments" and elsewhere in this Prospectus Supplement and the accompanying Prospectus or in the information incorporated by reference herein or therein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Household International to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                                  THE COMPANY

  Household International is a provider of consumer financial services, primarily offering consumer lending products to "middle-market consumers" in the United States, Canada and the United Kingdom. The Company offers the following types of consumer loans: home equity loans, Visa/MasterCard credit cards, private-label credit cards, student loans and other unsecured products. The Company's primary target customer for consumer lending is generally between 25 and 50 years of age with a household income of $15,000 to $50,000. At December 31, 1996, approximately 85 and 90 percent of the Company's owned and managed consumer receivables, respectively, were located in the United States.

  In its consumer lending businesses, the Company competes with banks, thrifts, finance companies and other financial institutions by offering a variety of consumer products, maintaining a strong service orientation and developing innovative marketing programs. The Company has focused on being a low-cost producer. Highly automated processing facilities have been developed to support underwriting, loan administration and collection functions across consumer business lines. By supporting its multiple-distribution networks with centralized processing centers, the Company has improved efficiency through specialization and economies of scale. A centralized collection system for past due accounts is augmented by early collection efforts in the consumer finance branch network for products other than credit cards.

  Underwriting and collection of consumer credit products have been segregated and centralized over the last several years. These functions are supported by automated systems which analyze the applicant's ability to repay the loan and assess the likelihood of bankruptcy. The Company considers factors such as the applicant's income, expenses, paying habits, value of collateral, if any, and length and stability of employment in its effort to determine whether the individual has the ability to support the loan.

  Major business units within the Company are described below.

 Household Finance Corporation

  Household Finance Corporation traces its origins to a loan office established in 1878. HFC offers a variety of secured and unsecured lending products to middle-income customers primarily through a network of branch lending offices (532 at March 31, 1997) in the United States. This business is conducted primarily through state-licensed companies. The Company believes it is one of the largest providers of home equity loans in the United States.

  HFC's operations primarily focus on revolving and closed-end home equity loans and unsecured lines of credit, which are offered on both a fixed rate and floating rate basis. Home equity loans and unsecured consumer credit products in the HFC network represented approximately $13.3 billion or 32 percent of the Company's managed consumer receivables at March 31, 1997. Historically, home equity loans have lower chargeoff rates than unsecured product lines. HFC also offers reverse mortgage home equity loans and credit insurance products. HFC offers its products in 41 states through branch offices, direct mail and telemarketing solicitations and also purchases loans and credit lines under a wholesale program.

 Household Credit Services

  Household Credit Services is the tradename used for the marketing of Visa/MasterCard credit cards throughout the United States and Puerto Rico by the Company's national credit card banks and Household Bank, f.s.b. Corporate and small business credit cards, revolving lines of credit and credit insurance products are also offered. Household Credit Services had $17.0 billion of Visa/MasterCard managed receivables at March 31, 1997, an increase of $4.2 billion from March 31, 1996. As of March 31, 1997 the Company has been ranked as the sixth largest issuer of VISA and MasterCard credit cards in the United States.

  The Company strives to build its Visa/MasterCard business by developing strategic alliances with industry leaders to effectively create and market general purpose credit cards to targeted consumers. In accordance with this philosophy, in 1996 the Company acquired the Union Privilege affinity card portfolio and selected credit card receivables of Barnett Banks, Inc. while establishing new alliances with those organizations. In prior years the Company established programs with other organizations for co-branded credit cards, most notably with General Motors Corporation to issue the GM Card. The Company continues to explore affinity relationships with various other entities.

  The Visa/MasterCard business is a highly competitive and fragmented industry. The Company believes its size provides substantial competitive advantages over smaller credit card issuers through operating efficiencies. Currently, the Company's largest account base is in California supplemented by significant hubs in the Midwestern and Eastern United States. The Company's focus is to develop a diverse customer franchise to promote operating and marketing efficiencies without creating over-dependence on a single geographic area that would potentially expose the Company to regional credit risk and usage patterns.

  The Company solicits applications through direct mail, telemarketing and event marketing efforts, as well as on-counter displays. In an effort to further expand the credit card portfolio, in 1996 the Company increased its marketing expenditures with respect to the credit card operations.

 Household Retail Services

  Household Retail Services ("HRS") operates a revolving private-label credit card business, in all 50 states and Puerto Rico, which accounted for approximately 10 percent of total managed receivables at March 31, 1997. HRS purchases and services revolving charge accounts originated by merchants. These accounts result from consumer purchases of electronics, furniture, appliances, home improvement products and other durable merchandise, and generally are without credit recourse to the originating merchant. HRS also originates closed-end sales contracts and offers credit insurance products. Products are marketed through dealer networks and retail stores, as well as direct mail solicitations. Loans are underwritten by HRS based on its credit standards. The private-label business is an important source of new customers for the Company's consumer finance business. HRS has been ranked as the second largest provider of private-label credit cards in the United States. This business is conducted through state-licensed companies and through Household Bank (Nevada), National Association, which originates accounts directly with consumers.

 International Operations

  International operations in Canada and the United Kingdom accounted for approximately 15 percent of owned receivables and 10 percent of total managed receivables at March 31, 1997.

  In the United Kingdom, the Company owns HFC Bank plc, a fully licensed United Kingdom bank. HFC Bank plc had 142 branches at March 31, 1997 and offers secured and unsecured lines of credit, secured and unsecured closed-end loans, credit cards (including The GM Card from Vauxhall and the Goldfish Card under an alliance with British Gas) and credit insurance products. It operates in England, Scotland, Wales and Northern Ireland and solicits loans through the branch network, merchants and direct mail marketing.

  Due to the similarities of operations and in order to lower operating costs, the Company integrated certain operations previously conducted in Canada with operations in the United States. The Canadian consumer finance business operates under the HFC tradename through 64 branch offices in 10 provinces at March 31, 1997. Home equity and unsecured lines of credit, secured and unsecured closed-end loans, private-label credit cards and credit insurance products are offered through branch office, direct mail and telemarketing sales.

 Credit Insurance

  Through its consumer lending operations and where applicable laws permit, the Company makes credit life, credit accident, health and disability, term and specialty insurance products available to its customers. Such products are currently offered in 46 states, Canada and the United Kingdom. Insurance is generally directly written by or reinsured with Household Life Insurance Company or its affiliates.

 Other Businesses

  Since the Company's exit from the consumer banking business, Household Bank, f.s.b. (the "Bank"), a federally chartered savings bank, has operated primarily as a vehicle for managing credit card, real estate secured, student loan and other unsecured receivables. The Bank offers its products through telemarketing and direct mail solicitations throughout the United States.

  During 1995 the Company began developing its auto finance business, initially focusing in the Midwest. The Company principally offers this product through a dealer network and alliances.

                              RECENT DEVELOPMENTS

  On May 20, 1997, the Company, through one of its subsidiaries, entered into an agreement to acquire the capital stock of TFS, the branch-based consumer finance subsidiary of Transamerica Corporation (the "Acquisition"). The Company will pay $1.1 billion for the stock of TFS and will repay approximately $2.9 billion of TFS debt owed to its affiliates. TFS has over 400 branches located throughout the United States as well as having certain branches located in Canada and the United Kingdom. The Company intends to combine the operations of TFS with its HFC operations. It is anticipated that the Acquisition will add approximately $3.3 billion of receivables, of which approximately $3.0 billion are secured primarily by home mortgages. The portfolio of receivables acquired will not include any real estate secured loans foreclosed upon or charged-off or delinquent by more than 90 days prior to closing or any loans that were not core to the TFS branch business.

  The Company expects to achieve several strategic objectives with the Acquisition, including:

  Expanding the Company's core consumer finance operations. As a result of the Acquisition, it is expected that the Company will reach many new markets and will achieve additional penetration in existing markets.

  Providing significant opportunities for cost savings. The Company's historical efficiency ratio is superior to that of TFS and the Company expects that its cost management culture, implementation of HFC's centralized underwriting, collection and servicing practices and elimination of duplicative facilities and functions will result in significant cost savings and improve the profitability of the TFS operations being acquired.

  Balancing the Company's portfolio with additional secured loans. Following the Acquisition, the Company's percentage of real estate secured loans will increase to approximately 26% of Household International's managed portfolio from 21% at March 31, 1997.

  Providing significant opportunities for cross selling. The Company will acquire a significant number of new customer accounts. The Company believes that HFC offers a broader array of consumer lending products than did TFS and has superior brand recognition. As a result, revenue enhancements may be achieved by cross-selling other products to such accounts and improving sales productivity to existing HFC standards.

  Goodwill associated with the Acquisition will be approximately $750 million and will be amortized over a 25-year period. After goodwill amortization and the additional shares issued in connection with financing the Acquisition, the Company expects that the Acquisition will be slightly accretive to GAAP (generally accepted accounting principles) earnings per share in 1997 and accretive in 1998. Accretion on a cash earnings basis will be greater.

                                USE OF PROCEEDS

  The net proceeds to Household International from the offering of the Common Stock will be approximately $976.9 million. The net proceeds will be used to repay certain short-term borrowings in connection with the Acquisition of the capital stock of TFS. See "Recent Developments." The Company intends to finance the Acquisition with a combination of debt financing and equity, including the proceeds from the shares of Common Stock offered hereby.

                    COMMON STOCK PRICE RANGE AND DIVIDENDS

  Household International's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange under the symbol "HI." The following table sets forth for the periods indicated the high and low sale prices per share of Common Stock on the NYSE, together with the dividends declared by the Company per share of Common Stock.

                                                        COMMON STOCK     CASH
                                                            PRICE      DIVIDENDS
                                                       --------------- DECLARED
                                                        HIGH     LOW   PER SHARE
                                                       ------- ------- ---------
   YEAR ENDED DECEMBER 31, 1995
    First Quarter..................................... $45     $35 7/8   $.315
    Second Quarter....................................  51 1/2  43 1/8    .315
    Third Quarter.....................................  62      48 7/8    .340
    Fourth Quarter....................................  68 3/8  54 1/4    .340
   YEAR ENDED DECEMBER 31, 1996
    First Quarter.....................................  71 1/2  52        .340
    Second Quarter....................................  76 1/2  63        .340
    Third Quarter.....................................  83 7/8  68 1/2    .390
    Fourth Quarter....................................  98 1/8  82 1/2    .390
   YEAR ENDED DECEMBER 31, 1997
    First Quarter..................................... 108 1/4  85        .390
    Second Quarter (through June 19, 1997)............ 111 3/8  78 5/8    .390

  On May 14, 1997, a dividend was declared on the Common Stock payable July 15, 1997 to the holders of record thereof on June 30, 1997. As of March 19, 1997, there were approximately 10,900 holders of record of Common Stock.

  A recent reported last sale price per share for the Common Stock on the NYSE is set forth on the cover page of this Prospectus Supplement.

  Household International or its predecessor, HFC, has paid a regular quarterly cash dividend on its Common Stock since 1926. Household International increased its quarterly dividend by $.025 to $.340 per share, effective with the third quarter of 1995, and to $.390 per share effective with the third quarter of 1996. Holders of Common Stock are entitled to receive dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, subject to the prior rights of holders of any shares of preferred stock of the Company. See "Household International" and "Description of Capital Stock" in the accompanying Prospectus.

                                 CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company at March 31, 1997, and as adjusted to give effect to (i) the issuance of $4.1 billion of commercial paper, senior debt and other borrowings during May and June 1997 in connection with the Acquisition, (ii) the sale of
9.1 million shares of Common Stock and (iii) the application of the net proceeds from the offering of Common Stock to repay certain short-term borrowings in connection with the Acquisition. The following table should be read in conjunction with the Company's 1996 Consolidated Financial Statements and Notes thereto and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997 incorporated herein by reference.

                                                            MARCH 31, 1997
                                                         ----------------------
                                                          ACTUAL    AS ADJUSTED
                                                         ---------  -----------
                                                         (DOLLARS IN MILLIONS)
Deposits................................................ $ 2,173.1   $ 2,173.1
Commercial paper, bank and other borrowings.............   5,507.7     6,717.8
Senior and senior subordinated debt (with original
 maturities over one year)..............................  14,216.1    16,129.1
                                                         ---------   ---------
Total debt..............................................  21,896.9    25,020.0
Company obligated mandatorily redeemable preferred
 securities of subsidiary trusts(1).....................     175.0       175.0
Preferred stock.........................................     150.0       150.0
Common shareholders' equity:
  Common stock, 250,000,000 shares authorized,
   115,231,175 shares issued (124,331,175 shares issued,
   as adjusted)(2)(3)...................................     115.2       124.3
  Additional paid-in capital............................     402.6     1,370.4
  Retained earnings.....................................   3,167.2     3,167.2
  Foreign currency translation adjustments..............    (114.3)     (114.3)
  Unrealized loss on investments, net...................     (37.8)      (37.8)
  Less common stock in treasury, 17,922,628 shares, at
   cost.................................................    (501.8)     (501.8)
                                                         ---------   ---------
  Total common shareholders' equity.....................   3,031.1     4,008.0
                                                         ---------   ---------
Total capitalization.................................... $25,253.0   $29,353.0
                                                         =========   =========

--------
(1) The sole asset of the two trusts are Junior Subordinated Deferrable Interest Notes issued by Household International in June 1996 and June 1995, bearing interest at 8.70 and 8.25 percent, respectively, with principal balances of $103.1 and $77.3 million, respectively, and due June 30, 2036 and June 30, 2025, respectively.
(2) Excludes approximately 4.1 million shares of Common Stock which are subject to options or rights granted pursuant to the Company's Long-Term Executive Incentive Compensation Plan.
(3) Shares authorized were increased to 250,000,000 shares at the Company's annual shareholders' meeting on May 14, 1997.

                        SELECTED FINANCIAL INFORMATION

  The following table sets forth selected consolidated financial information of the Company as of and for the preceding five years ended December 31, 1996, and as of and for the three months ended March 31, 1996 and 1997. The statement of income and balance sheet data have been derived from the Company's audited Consolidated Financial Statements and Notes thereto. The statement of income and balance sheet data as of and for the three months ended March 31, 1996 and 1997 are unaudited but include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with the Company's 1996 Consolidated Financial Statements and Notes thereto, the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997 and other financial information incorporated by reference or included in this Prospectus Supplement and the accompanying Prospectus.

                                                                                    AT OR FOR THE
                                                                                 THREE MONTHS ENDED
                                  AT OR FOR THE YEAR ENDED DECEMBER 31,               MARCH 31,
                          ------------------------------------------------------ -------------------
                             1992       1993       1994       1995       1996      1996      1997
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA
Finance income..........  $  2,584.4 $  2,561.4 $  2,642.3 $  2,878.8 $  2,949.9 $   679.5 $   751.6
Interest income from
 noninsurance investment
 securities.............       152.8      129.3      131.9      123.4       80.6      20.3       8.3
Interest expense........     1,420.2    1,149.5    1,242.7    1,557.1    1,520.6     353.4     365.1
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Net interest margin.....     1,317.0    1,541.2    1,531.5    1,445.1    1,509.9     346.4     394.8
Provision for credit
 losses on owned
 receivables............       671.5      735.8      606.8      761.3      759.6     191.3     293.4
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Net interest margin
 after provision for
 credit losses..........       645.5      805.4      924.7      683.8      750.3     155.1     101.4
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Securitization income...       376.0      436.0      655.5      873.6    1,149.0     279.4     330.7
Insurance revenues......       281.2      288.3      282.0      322.1      253.4      63.9      65.4
Investment income.......       523.7      574.0      514.4      470.2      153.2      56.9      33.2
Fee income..............       164.5      292.6      250.5      196.4      240.3      49.9      77.4
Other income............        98.0      172.9      126.7      279.9      232.4      25.3      69.1
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Total other revenues....     1,443.4    1,763.8    1,829.1    2,142.2    2,028.3     475.4     575.8
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Salaries and fringe
 benefits...............       535.9      615.4      656.6      545.6      534.5     136.7     147.6
Occupancy and equipment
 expense................       187.1      225.3      243.4      222.1      209.8      52.4      53.9
Other marketing
 expenses...............       151.0      228.5      327.4      359.5      498.1     100.4     118.7
Other servicing and
 administrative
 expenses...............       423.0      510.2      533.7      470.6      484.8     105.8     109.4
Policyholders' benefits.       513.9      539.1      464.4      474.5      229.1      73.2      47.0
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Total costs and
 expenses...............     1,810.9    2,118.5    2,225.5    2,072.3    1,956.3     468.5     476.6
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Income before income
 taxes..................       278.0      450.7      528.3      753.7      822.3     162.0     200.6
Income taxes............        87.1      152.0      160.7      300.5      283.7      51.5      69.1
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
Net income..............  $    190.9 $    298.7 $    367.6 $    453.2 $    538.6 $   110.5 $   131.5
                          ========== ========== ========== ========== ========== ========= =========
Net income available to
 common shareholders....  $    165.6 $    270.5 $    340.0 $    426.8 $    521.9 $   106.4 $   128.3
                          ========== ========== ========== ========== ========== ========= =========
PER COMMON SHARE DATA
Net income..............  $     1.93 $     2.85 $     3.50 $     4.30 $     5.30 $    1.08 $    1.30
Dividends declared......        1.15       1.18       1.23       1.31       1.46      0.34      0.39
Book value..............       18.65      22.01      22.78      27.70      30.30     27.75     31.15

                                                                                 AT OR FOR THE THREE
                                                                                 MONTHS ENDED MARCH
                                AT OR FOR THE YEAR ENDED DECEMBER 31,                    31,
                          -----------------------------------------------------  --------------------
                            1992       1993       1994       1995       1996       1996       1997
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
BALANCE SHEET DATA
Total assets (1):
 Owned..................  $31,128.4  $32,961.5  $34,338.4  $29,218.8  $29,594.5  $27,892.2  $28,046.8
 Managed................   39,074.7   42,789.3   46,833.5   44,103.4   48,120.9   43,382.5   47,271.5
Managed receivables (2):
 First mortgage.........  $ 4,513.8  $ 3,534.1  $ 3,364.2  $ 2,066.9  $   725.6  $ 1,896.7  $   701.9
 Home equity............    7,742.9    7,880.4    7,940.2    8,810.1    7,985.4    8,814.6    7,957.9
 Visa/MasterCard........    5,726.6    8,842.6   11,100.2   13,343.1   18,737.4   13,207.0   17,621.2
 Private label..........    2,666.3    2,949.1    3,433.1    4,446.2    5,587.0    4,490.4    5,688.0
 Other unsecured........    4,085.4    4,320.8    5,378.2    6,660.8    8,620.2    6,975.8    8,745.1
 Commercial.............    3,279.6    2,831.2    1,834.8    1,289.6      937.8    1,179.3      911.7
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total managed
 receivables............   28,014.6   30,358.2   33,050.7   36,616.7   42,593.4   36,563.8   41,625.8
Receivables serviced
 with limited recourse..   (7,946.3)  (9,827.8) (12,495.1) (14,884.6) (18,526.4) (15,490.3) (19,224.7)
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Owned receivables.......  $20,068.3  $20,530.4  $20,555.6  $21,732.1  $24,067.0  $21,073.5  $22,401.1
                          =========  =========  =========  =========  =========  =========  =========
Deposits (3)............  $ 8,030.3  $ 7,516.1  $ 8,439.0  $ 4,708.8  $ 2,365.1  $ 4,766.5  $ 2,173.1
Total other debt........   14,267.7   14,755.9   14,646.2   17,887.3   21,230.1   16,236.0   19,723.8
Company obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trusts......        --         --         --        75.0      175.0       75.0      175.0
Convertible preferred
 stock..................       36.0       19.3        2.6        --         --         --         --
Preferred stock.........      300.0      320.0      320.0      205.0      205.0      205.0      150.0
Common shareholders'
 equity.................    1,545.6    2,078.3    2,200.4    2,690.9    2,941.2    2,700.9    3,031.1
SELECTED FINANCIAL
 RATIOS
Return on average owned
 assets.................       0.62%      0.91%      1.08%      1.34%      1.82%      1.53%      1.77%
Return on average common
 shareholders' equity...       10.7       14.2       16.0       17.4       18.9       15.7       17.1
Total shareholders'
 equity as a percent of
 owned assets (4).......       5.93       7.28       7.34      10.17      11.22      10.69      11.97
Total shareholders'
 equity as a percent of
 managed assets (4).....       4.72       5.60       5.38       6.74       6.90       6.87       7.10
Managed net interest
 margin.................       6.47       6.92       6.70       6.43       6.98       6.91       7.35
Managed consumer net
 chargeoff ratio........       3.45       2.91       2.84       2.95       3.35       3.24       4.15
Managed basis efficiency
 ratio, normalized......       51.9       51.8       52.7       46.0       40.8       41.3       38.3
Common dividends to net
 income.................       49.3       36.9       32.1       28.1       26.3       30.0       28.8

--------
(1) In 1994, the Company sold its Australian subsidiary and its retail securities brokerage business. In 1995, the Company sold its first mortgage servicing portfolio and servicing business as well as the individual life and annuity product lines of its life insurance business.
(2) In 1996, the Company acquired credit card portfolios with outstandings of $4.1 billion. In addition, the Company sold $1.7 billion of lower-margin loans primarily from the previously divested mortgage and consumer banking businesses.
(3) The Company sold its domestic consumer banking operations, including $2.8 and $3.4 billion in deposits in 1996 and 1995, respectively. The Company's Canadian subsidiary also sold $725 million in deposits in 1995.
(4) Total shareholders' equity includes common shareholders' equity, preferred stock and company obligated mandatorily redeemable preferred securities of subsidiary trusts. Total shareholders' equity excludes convertible preferred stock that was fully converted or redeemed during 1995.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below and the International Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER OF
               NAME                                                     SHARES
               ----                                                    ---------
      U.S. Underwriters:
        Morgan Stanley & Co. Incorporated............................. 1,422,500
        Merrill Lynch, Pierce, Fenner & Smith Incorporated............ 1,422,500
        Bear, Stearns & Co. Inc.......................................   569,000
        Credit Suisse First Boston Corporation........................   569,000
        Donaldson, Lufkin & Jenrette Securities Corporation...........   569,000
        Goldman, Sachs & Co. .........................................   569,000
        Smith Barney Inc. ............................................   569,000
        ABN Amro Chicago Corporation..................................   210,000
        BancAmerica Securities, Inc. .................................   210,000
        William Blair & Company, L.L.C. ..............................   210,000
        Alex. Brown & Sons Incorporated...............................   210,000
        Chase Securities Inc. ........................................   210,000
        EVEREN Securities, Inc. ......................................   110,000
        J.P. Morgan Securities Inc....................................   210,000
        Nesbitt Burns Securities Inc..................................   110,000
        Piper Jaffray Inc.............................................   210,000
        RBC Dominion Securities Inc. .................................   110,000
        TD Securities (USA) Inc.......................................   110,000
                                                                       ---------
          Subtotal.................................................... 7,600,000
                                                                       ---------
      International Underwriters:
        Morgan Stanley & Co. International Limited....................   275,000
        Merrill Lynch International...................................   275,000
        Bear, Stearns International Limited...........................   110,000
        Credit Suisse First Boston (Europe) Limited...................   110,000
        Donaldson, Lufkin & Jenrette Securities Corporation...........   110,000
        Goldman Sachs International...................................   110,000
        Smith Barney Inc. ............................................   110,000
        ABN Amro Rothschild...........................................    50,000
        Banca Commerciale Italiana SpA................................    50,000
        Barclays de Zoete Wedd Limited................................    50,000
        William Blair & Company, L.L.C. ..............................    50,000
        Den Danske Bank Aktieselskab..................................    50,000
        Morgan Grenfell & Co. Limited.................................    50,000
        NatWest Securities Limited....................................    50,000
        Societe Generale..............................................    50,000
                                                                       ---------
          Subtotal.................................................... 1,500,000
                                                                       ---------
            Total..................................................... 9,100,000
                                                                       =========

  The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby if any such shares are taken.

  Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares within the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter will apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter will apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States or Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters are referred to herein as the "Shares".

  Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any such Shares in any province or territory of Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares, will not offer or sell any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United

Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom the document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of $1.84 a share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $.10 a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus Supplement, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or
(b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (other than (i) the shares of Common Stock offered hereby, (ii) shares of Common Stock issuable by the Company pursuant to the exercise of options or warrants or the conversion of a security outstanding on the date hereof, or (iii) the grant of any options or issuance of any shares of Common Stock pursuant to the terms of existing employee benefit plans and its dividend reinvestment plan).

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing shares of Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Certain of the Underwriters and/or their affiliates engage in transactions with and, from time to time perform services for the Company and its subsidiaries in the ordinary course of business, and have received customary fees in connection therewith.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by John W. Blenke, Vice President--Corporate Law and Assistant Secretary for the Company. Mr. Blenke is a full-time employee and an officer of the Company and owns and holds options to purchase shares of the Common Stock of the Company. Certain legal matters relating to the sale of the shares of Common Stock offered hereby will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

  The financial statements of the Company and its subsidiaries incorporated by reference in this Prospectus Supplement and the Prospectus hereto, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                         HOUSEHOLD INTERNATIONAL, INC.

                                DEBT SECURITIES
                                      AND
                     WARRANTS TO PURCHASE DEBT SECURITIES
                      PREFERRED STOCK (WITHOUT PAR VALUE)
                   COMMON STOCK (PAR VALUE $1.00 PER SHARE)
                           STOCK PURCHASE CONTRACTS
                             STOCK PURCHASE UNITS

  Household International, Inc. ("Household International" or the "Company") from time to time may offer one or more series of debt securities ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities, shares of one or more series of its preferred stock, without par value ("Preferred Shares"), shares of its common stock, par value $1.00 per share ("Common Stock"), stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contract (the Debt Securities, Warrants, Preferred Shares, Common Stock, Stock Purchase Contracts and Stock Purchase Units being hereinafter collectively referred to as the "Securities"), or any combination of the foregoing, for proceeds of up to $1,500,000,000, or the equivalent thereof if any of the Debt Securities or Warrants are denominated in a foreign currency or a foreign currency unit. All specified terms of the offering and sale of the Securities shall be set forth in one or more supplements to this Prospectus ("Prospectus Supplement") including (a) in the case of Debt Securities, the designations, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest authorized denominations, maturity, offering price and any redemption terms, (b) in the case of Preferred Shares, the designations, rights, preferences, privileges, and restrictions applicable thereto, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preferences, and any conversion, exchange, redemption or sinking fund provisions, (c) in the case of Common Stock, the number of shares of Common Stock, (d) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof, (e) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties securing the holders' obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof, and (f) in the case of the Securities generally, the initial public offering price, listing on a securities exchange, if any, and any other specific terms relating to the Securities in respect of which this Prospectus is being delivered. With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement shall set forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

  The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The Debt Securities will be unsecured obligations of Household International and will rank on a parity with other unsecured senior indebtedness of Household International.

  The shares of any series of Preferred Shares may be represented by Depositary Shares as described herein.

  Household International may sell Securities through underwriting syndicates led by one or more managing underwriters or through one or more underwriting firms acting alone, to or through dealers, acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution." The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation are set forth in the Prospectus Supplement.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is May 27, 1997.

                             AVAILABLE INFORMATION

  Household International is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048, and may also be accessed through the Web site maintained by the Commission at http://www.sec.gov. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other material concerning Household International can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605. Although Household International may not be required to send a copy of its latest Annual Report to Shareholders to holders of Debt Securities, Warrants, Preferred Shares, Stock Purchase Contracts or Stock Purchase Units, Household International will, upon request, send to any holder of Securities a copy of its latest Annual Report to Shareholders, as filed with the Commission, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission (File No. 1-
8198) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

    (a) Household International's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) Household International's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

    (c) Household International's Current Reports on Form 8-K dated January 23, February 10, and May 23, 1997.

  All documents filed by Household International with the Commission pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  HOUSEHOLD INTERNATIONAL WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO:

                           HOUSEHOLD INTERNATIONAL, INC.
                           2700 SANDERS ROAD
                           PROSPECT HEIGHTS, ILLINOIS 60070
                           ATTENTION: OFFICE OF THE SECRETARY
                           TELEPHONE: 847-564-6989

                            HOUSEHOLD INTERNATIONAL

  Household International was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. In 1985 the Company initiated a restructuring program that has resulted in the disposition of its merchandising, transportation and manufacturing businesses. This has enabled the Company to focus its resources in the financial services industry through the operation of its primary businesses, consumer finance and credit cards. The Company's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

  Through subsidiaries, such as Household Finance Corporation ("HFC"), Household Bank, f.s.b., Household Retail Services, Inc., Household Bank (Nevada), National Association, Household Financial Corporation Limited and HFC Bank plc, the Company offers numerous consumer finance products to customers in the United States, Canada and the United Kingdom, including home equity credit lines, revolving and closed-end unsecured personal loans, private label credit cards, student loans, and VISA* and MasterCard* credit cards. Also, in conjunction with its consumer finance business, and where applicable laws permit, the Company makes credit life, credit accident, health and disability, and term and specialty insurance products available to its customers. This insurance is generally directly written by or reinsured with one of its insurance subsidiaries.

  Household International is principally a holding company whose primary source of funds is cash received from its subsidiaries, primarily in the form of dividends and borrowings under intercorporate agreements. Dividend distributions to the Company from its savings and loan, banking and insurance subsidiaries may be restricted by federal and state laws and regulations. Dividend distributions from its foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any creditors or stockholders of Household International to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit the Company's ability to make payments to its creditors or to pay dividends on its Preferred Stock or Common Stock at current levels nor are there any restrictions which Household International reasonably believes are likely to limit materially such payments in the future.

                                USE OF PROCEEDS

  Household International will apply the net proceeds from the sale of the Securities to its general funds to be used to fund investments in, or extensions of credit to, its subsidiaries; to reduce other outstanding indebtedness (which may include indebtedness owed to its subsidiaries); to fund acquisitions by Household International and its subsidiaries of other companies; or for such other purposes as may be set forth in the Prospectus Supplement. Pending such application, such net proceeds may be temporarily invested or applied to the reduction of short-term debt.

                                SELECTED RATIOS

  The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Household International and subsidiaries for the periods indicated below was as follows:

                                         THREE MONTHS
                                             ENDED
                                           MARCH 31,   YEAR ENDED DECEMBER 31,
                                         ------------- ------------------------
                                          1997   1996  1996 1995 1994 1993 1992
                                         ------ ------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges......   1.54   1.45 1.53 1.47 1.41 1.38 1.19
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends..   1.52   1.42 1.50 1.43 1.37 1.33 1.15

--------
*VISA and MasterCard are registered trademarks of VISA, USA, Inc. and MasterCard International Incorporated, respectively.

  For purposes of calculating the above ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). Preferred stock dividends represent an amount equal to income, before income tax, which would be required to meet the dividends on preferred stocks.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

  The Offered Debt Securities will constitute unsecured senior debt of Household International and will rank on a parity with other unsecured senior debt of Household International. The Offered Debt Securities will be issued under one of the indentures specified elsewhere herein ("Indentures"). Copies of the Indentures are included as exhibits to Household International's Registration Statement which registers the Debt Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of the Indentures are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

  The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities, except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) Household International will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any;
(8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by Household International, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of Household International or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Offered Debt Securities will be listed; (12) additional provisions, if any, with respect to the Offered Debt Securities; and (13) the Indenture under which the Offered Debt Securities are to be issued. With respect to Offered Debt Securities sold through dealers acting as agents, however, the maturities and interest rates of such Offered Debt Securities may be established by Household International from time to time and, if not set forth in the Prospectus Supplement relating thereto, will be made available through such dealers.

  If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

  Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less that the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuance thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Securities.

BOOK-ENTRY SYSTEM

  The Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under circumstances described below, such Offered Debt Securities will not be issuable in definitive form.

  The Depositary has advised Household International and will advise any underwriters, dealers or agents to be named in the applicable Prospectus Supplement as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of participants with the respective principal amounts of the Offered Debt Securities represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

  So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Offered Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Principal and interest payments on Offered Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Offered Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  The Company expects that the Depositary for the Offered Debt Securities or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

  If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Offered Debt Securities in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Offered Debt Securities represented by the Global Security and, in such event, will issue Offered Debt Securities in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Offered Debt Securities represented by the Global Security equal in principal amount to such beneficial interest and to have such Offered Debt Securities registered in its name. Offered Debt Securities so issued in definitive form will be issued as registered Offered Debt Securities in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

INDENTURES

  Offered Debt Securities will be issued under (i) an Indenture dated as of October 1, 1993, between Household International and The First National Bank of Maryland, as Trustee or (ii) an Indenture dated as of January 1, 1995, between Household International and Harris Trust and Savings Bank, as Trustee (collectively, the "Trustees").

  Unless a different place is specified in the Prospectus Supplement with respect to any particular series of Debt Securities, principal of and interest, if any, on Debt Securities will be payable at the office or agency of Household International in either Baltimore, Maryland, with respect to the Indenture with The First National Bank of Maryland, or in Chicago, Illinois, with respect to the Indenture with Harris Trust and Savings Bank; provided, however, that payment of interest may be made at the option of Household International by check or draft mailed to the person entitled thereto.

COVENANT AGAINST CREATION OF PLEDGES OR LIENS

  All Debt Securities issued under the Indentures will be unsecured. Household International covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby. The term "indebtedness for borrowed money" does not include any guarantee or other recourse obligation in connection with the sale or discount by Household International or any of its subsidiaries of finance or accounts receivable, trade acceptances, or other paper arising in the ordinary course of its business.

  The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price on property, shares of capital stock, or indebtedness acquired by Household International or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household International; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by Household International;
(c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into Household International or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to Household International; (d) security interests of Household International to secure any of its indebtedness to a subsidiary; (e) security interests in property of Household International in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax exempt municipal obligations, provided that such security interests are limited to the property so financed; (g) security interests existing on the date of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive, provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest, and provided further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

  Notwithstanding the foregoing, Household International may, without equally and ratably securing the Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses
(a) through (h) above, if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, Household International existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of Household International's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by Household International of any property, which property has been or is to be sold or transferred by Household International to such person with the intention that such property be leased back to Household International, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as liabilities on a consolidated balance sheet of Household International. The Holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the Holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Section 3.08)

SATISFACTION, DISCHARGE AND DEFEASANCE OF THE INDENTURES AND DEBT SECURITIES

  If there is deposited irrevocably with the Trustee as trust funds for the benefit of the Holders of Debt Securities of a particular series, for the purpose hereinafter stated, an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if Household International has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then Household International will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all the obligations of Household International under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, Holders of such Debt Securities will be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Section 6.03)

  For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such Debt Securities may recognize a gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

THE TRUSTEES

  Household International and certain of its subsidiaries maintain banking relationships with each of the Trustees or affiliates thereof. Certain of the Trustees are also trustees under other indentures of Household International or its subsidiaries under which outstanding senior or subordinated unsecured debt securities of such entities have been issued. The Trustees or affiliates thereof may also have other financial relationships with Household International and its subsidiaries.

MODIFICATION OF INDENTURES

  Each Indenture provides that the Holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of the Indenture or of any supplemental indenture modifying the rights of Holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the Holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the Holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Section 11.02)

  Each Indenture may be amended or supplemented without the consent of any Holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated debt securities in addition to certificated debt securities; (iv) to make any change that does not adversely affect the rights of Holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of Holders of Debt Securities or add additional Events of Default. (Section 11.01)

SUCCESSOR ENTITY

  The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Sections 10.01 and 10.02)

EVENTS OF DEFAULT

  Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. Household International is required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the Indenture. (Sections 7.01 and 3.05)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount and all accrued but unpaid interest of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Section 7.02)

  The Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of or premium, if any, or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 7.13)

  Each Indenture provides that the Trustee thereunder may withhold notice to Holders of Debt Securities of any default (except in payment of the principal of (or premium, if any) or interest on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment) if it considers it in the interest of Holders of Debt Securities to do so. (Section 8.02)

  Holders of Debt Securities may not enforce an Indenture except as provided therein. (Section 7.07) Each Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 7.12) The Trustee will not be required to comply with any request or direction of Holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Section 8.03(e))

                            DESCRIPTION OF WARRANTS

  Household International may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into betweeen Household International and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

  The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security;
(3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

  Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF WARRANTS

  Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

  Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, Household International will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended, which has been filed with and is available from the offices of the Commission as referred to under "Available Information".

  The Company's Restated Certificate of Incorporation authorizes the issuance of 258,155,004 shares of capital stock of which 8,155,004 shares shall be designated preferred stock, without par value ("Preferred Stock"), and 250,000,000 shares shall be designated common stock, par value $1.00 per share ("Common Stock"). Although 8,155,004 shares of preferred stock are authorized, 3,454,635 shares are reserved in the Restated Articles of Incorporation for a series of convertible preferred stock that was issued in 1981, all of which shares have been converted to Common Stock, redeemed or repurchased by the Company. As of May 15, 1997, of the remaining 4,700,369 authorized shares of preferred stock, 400,000 shares were issued and outstanding or reserved for issuance as follows: 50,000 shares of 8 1/4% Cumulative Preferred Stock, Series 1992-A ("1992 Preferred") and 100,000 shares of 7.35% Cumulative Preferred Stock, Series 1993-A ("1993 Preferred") were issued and outstanding and 250,000 shares of Series A Junior Participating Preferred Stock ("Junior Preferred") were reserved for issuance. As of March 31, 1997, 97,308,547, shares of the Company's Common Stock were issued and outstanding. All outstanding shares of Common Stock and Preferred Stock are fully paid and non-assessable.

PREFERRED STOCK

  The Preferred Stock of the Company may be issued from time to time in one or more series as authorized by the Board of Directors or a duly authorized committee of the Board of Directors. The Board of Directors has adopted a resolution creating an Offering Committee of the Board with the power to authorize the issuance and sale of one or more series of Preferred Stock ("Preferred Shares") and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights (other than voting rights which shall be fixed by the Board of Directors) and qualifications, limitations or restrictions of the Preferred Shares. The following description sets forth certain general terms and provisions of the Preferred Stock of the Company. Certain other terms of any series of Preferred Shares, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the Offering Committee will be set forth in the Prospectus Supplement relating to such series.

  Dividends. Holders of shares of Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of any funds legally available for that purpose, dividends in cash at such respective rates, payable on such dates in each year and in respect of such dividend periods, as stated in the Company's Restated Certificate of Incorporation or applicable Certificate of Designation, Preferences and Rights for each series of Preferred Stock, before any dividends may be declared or paid or set apart for payment upon the Common Stock. No dividend may be declared or paid on any series of Preferred Stock unless at the same time a dividend in like proportion to the respectively designated dividend rates shall be declared or paid on each other series of Preferred Stock then issued and outstanding ranking prior to or on a parity with such particular series with respect to the payment of dividends. Dividends may be either cumulative or non-cumulative.

  Liquidation Preference. In the event of dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices, out of the available assets of the Company, after payment to the Company's creditors but in preference to the holders of the Common Stock. The Company's Restated Certificate of Incorporation, as amended, provides that a consolidation, merger or sale by the Company of its assets as an entirety or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Company.

  Redemption. No Preferred Stock or Common Stock may be purchased by the Company if any dividends on any shares of Preferred Stock are in arrears, and no Preferred Stock may be redeemed in such case unless all shares of issued and outstanding Preferred Stock are redeemed.

  Voting Rights. Voting rights of the holders of Preferred Stock are non-cumulative. Holders of Preferred Stock have such voting rights as are set forth in the Company's Restated Certificate of Incorporation, as amended, or applicable Certificate of Designation, Preferences and Rights or as otherwise provided for by law.

  The Company's Restated Certificate of Incorporation, as amended, provides that, without the vote or consent of the holders of at least two-thirds of the outstanding shares of all series of Preferred Stock (except for a series of Preferred Stock in which the right is expressly withheld) voting as a single class, the Company may not (i) consolidate or merge with another corporation or corporations or sell its assets as an entirety or substantially as an entirety; (ii) issue any shares of Preferred Stock of any series if the cumulative dividends payable on shares of any series of outstanding Preferred Stock are in arrears; (iii) adopt any amendment to the Company's Restated Certificate of Incorporation which adversely alters the preferences, powers and special rights of the Preferred Stock, provided, however, that if any such amendment would adversely alter any preference, power or special right of one or more but not all of the series of the Preferred Stock, then only the vote or consent of the outstanding shares of all series of Preferred Stock so affected, voting as one class, shall be required; or (iv) increase the authorized amount of the Preferred Stock, or create or issue any class of stock ranking prior to or on a parity with the Preferred Stock, or any series thereof, as to the payment of dividends or the distribution of assets. In addition, the holders of the outstanding shares of all series of Preferred Stock (except for a series of Preferred Stock in which the right is expressly withheld) shall be entitled to elect one-third of the members of the Board of Directors of the Company out of the number fixed by the Company's Bylaws in the event the Company fails to declare and pay any four quarterly cumulative dividends, whether consecutive or not, on any series of Preferred Stock and shall be entitled to elect a majority of said directors should any eight quarterly cumulative dividends, whether consecutive or not, be unpaid. Any such right to elect members of the Board of Directors of the Company shall continue until all unpaid dividends upon all series of Preferred Stock shall have been paid in full.

  Under current provisions of the General Corporation Law of the State of Delaware, the holders of issued and outstanding Preferred Stock are entitled to vote as a class upon a proposed amendment to the Company's Restated Certificate of Incorporation (whether or not entitled to vote thereon by the Company's Restated Certificate of Incorporation), with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of Preferred Stock, increase or decrease the par value of shares of Preferred Stock, or alter or change the powers, preferences or special rights of the Preferred Stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of Preferred Stock as to affect them adversely, but would not affect the entire class of Preferred Stock, then only the shares of the series so affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

  Preemptive Rights. Holders of Preferred Stock have no preemptive rights to purchase any securities of the Company.

DEPOSITARY SHARES

  General. The Company may, at its option, elect to issue fractional shares of Preferred Shares, rather than full shares of Preferred Shares. In the event such option is exercised, the Company may elect to have a

Depositary (as defined below) issue receipts for Depositary Shares, each receipt representing a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares as described below.

  The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement ("Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 ("Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Shares represented by such Depositary Share, to all the rights and preferences of the Preferred Share represented thereby (including dividend, voting, redemption and liquidation rights).

  The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Shares in accordance with the terms of an offering of the Preferred Shares. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

  Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

  Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Shares relating to the surrendered Depositary Receipts. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Shares on the basis set forth in the related Prospectus Supplement for such series of Preferred Shares, but holders of such whole shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  Redemption of Depositary Shares. If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Shares so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  Voting the Preferred Shares. Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Shares.

  Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

  Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  Miscellaneous. The Depositary will forward to the record holders of the Depositary Shares relating to such Preferred Shares all reports and communications from the Company which are delivered to the Depositary.

  Neither the Depositary or the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

  Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Deposition, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF AUTHORIZED SERIES OF PREFERRED STOCK

  The following summary descriptions of the authorized series of Preferred Stock of the Company are qualified in their entirety by reference to the Company's Restated Certificate of Incorporation, as amended (including the respective Certificates of Designation, Preferences and Rights relating to such series).

1992 PREFERRED AND 1993 PREFERRED

  General. The 1992 Preferred and 1993 Preferred rank on a parity as to the payment of dividends and distribution of assets of the Company upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company.

  1992 Preferred. Holders of the 1992 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $82.50 per share. All dividends on the 1992 Preferred have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 1992 Preferred are entitled to receive $1,000 per share plus accrued and unpaid dividends. The 1992 Preferred is not redeemable prior to October 15, 2002. The 1992 Preferred is redeemable, at the option of the Company, in whole or in part, from time to time on or after October 15, 2002, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 1992 Preferred is not entitled to the benefits of any sinking fund.

  1993 Preferred. Holders of the 1993 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $73.50 per share. All dividends on the 1993 Preferred have been paid to date. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the 1993 Preferred are entitled to receive $1,000 per share plus accrued and unpaid dividends. The 1993 Preferred is not redeemable prior to October 15, 1998. The 1993 Preferred is redeemable, at the option of the Company, in whole or in part, from time to time on or after October 15, 1998, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 1993 Preferred is not entitled to the benefits of any sinking fund.

  Voting Rights. The 1992 Preferred and 1993 Preferred have the right, voting as a class with each other and any other series of Preferred Stock ranking on a parity thereto as to the payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, to elect two members of the Board of Directors of the Company at the meeting of stockholders called for such purpose after six quarterly cumulative dividends on such Preferred Stock, whether consecutive or not, shall be in arrears. The right of such holders of Preferred Stock to elect said members to the Board of Directors shall continue until such time as all dividends accrued on such stock shall have been paid in full, at which time such right shall terminate.

  On any item with respect to which the holders of the 1992 Preferred and 1993 Preferred are entitled to vote, such holders shall be entitled to one vote for each share held.

  Conversion Rights. The holders of the 1992 Preferred and 1993 Preferred do not have any rights to convert the shares thereof into shares of any other class or series of capital stock (or any other security) of the Company.

JUNIOR PREFERRED

  Issuance. Currently, there are no shares of Junior Preferred issued or outstanding. Rights to purchase shares or fractions thereof of the Junior Preferred ("Rights") have been distributed to holders of the Common Stock. Each Right entitles the registered holder to purchase from the Company one thousandth of a share of the Junior Preferred at a price of $300 per one thousandth of a share, subject to adjustment in the event of any dividend of shares of Common Stock or any subdivision, combination, reclassification or change of the Common Stock. The description and terms of the Rights are set forth in a Rights Agreement ("Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, a copy of which has been filed with and is available from the offices of the Commission as referred to under "Available Information".

  The Rights are not exercisable until the "Distribution Date", which will be the date which is ten days following (i) a public announcement that a person or group of affiliated or associated persons acquired 15% or more of the outstanding shares of Common Stock of the Company or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer for 15% or more of the outstanding shares of the Common Stock. The Rights will expire on July 31, 2006, unless the expiration date is extended or the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

  In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to a person or a group, the Rights Agreement provides that each holder of a Right shall receive, upon the payment of the then current exercise price of the Right, that number of shares of the common stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the Common Stock, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by such person or group (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

  At any time prior to public announcement that a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right ("Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Dividends. The holders of the Junior Preferred will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash commencing after such shares or a fraction thereof are issued. Quarterly dividends will be in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to adjustment as described below, 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision, combination or reclassification thereof, declared on the Common Stock since the immediately preceding quarterly dividend payment date or the date of the first issuance of the Junior Preferred if the first dividend date has not yet occurred. In the event the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amount of dividends to which holders of Junior Preferred are entitled to shall be adjusted.

  Dividends will begin to accrue and be cumulative on the Junior Preferred from the dividend date next preceding the date of issue unless the date of issue is prior to the record date for the first dividend date, in which case dividends will accrue and be cumulative from the date of issue. Dividends paid on shares of Junior Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

  Conversion, Sinking Fund and Redemption. The Junior Preferred will not have any rights to convert to any other security issued by the Company and such shares are not redeemable at the option of the Company. In addition, there is no sinking fund for the Junior Preferred.

  Voting Rights. The Junior Preferred generally votes together with the Common Stock as one class. Each share of Junior Preferred is entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company declares or pays any dividend on its Common Stock payable in shares of Common Stock, or subdivides, combines or reclassifies its shares of Common Stock into a greater or lesser number of shares of Common Stock, then the number of votes per share of the Junior Preferred shall be adjusted. Additionally, the Junior Preferred will have the right (as described above under "DESCRIPTION OF CAPITAL STOCK--Preferred Stock--Voting Rights") to vote, together with all other outstanding series of Preferred Stock for which such voting right has not been expressly withheld, to elect directors in the event dividends on any series of Preferred Stock are in arrears. In addition, the Restated Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred so as to affect the Junior Preferred adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Junior Preferred, voting together as a single class. The Certificate of Designation, Preferences and Rights of the Junior Preferred expressly withholds all other special voting rights to which holders of Preferred Stock are entitled, except for voting rights otherwise provided by law.

  Liquidation Preference. No distribution shall be made on any shares of stock ranking junior to the Junior Preferred upon any voluntary liquidation, dissolution or winding up of the Company unless the holders of the Junior Preferred have received the greater of (i) $1,000 per share plus accrued and unpaid dividends or (ii) 1,000 times the aggregate amount to be distributed per share to holders of Common Stock. This liquidation amount shall be adjusted in the event the Company declares a stock split of the Common Stock or pays any dividend on Common Stock payable in shares of Common Stock, or effects a subdivision, combination or reclassification of the Common Stock into a greater or lesser number of shares. In the event the assets of the Company are insufficient to satisfy the liquidation preference of the Junior Preferred, the Junior Preferred shall share ratably with each series of Preferred Stock ranking on a parity (as to dividends or liquidation) with the Junior Preferred.

  In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

COMMON STOCK

  If shares of Common Stock are offered, the Prospectus Supplement relating thereto will set forth the number of shares offered, the public offering price and information regarding Household International's dividend history and Common Stock prices as reflected on the New York Stock Exchange Composite Tape, including a recent last sale price of the Common Stock.

  Holders of Common Stock are entitled to receive dividends out of any funds legally available for that purpose as and if declared by the Board of Directors of the Company, subject to the prior dividend rights of Preferred Stock.

  Subject to certain voting rights of the Preferred Stock described elsewhere herein, the holders of shares of Common Stock are entitled to vote at all meetings of the stockholders and are entitled to one vote for each share of Common Stock held.

  The issued and outstanding shares of Common Stock are fully paid and non-assessable. The holders of Common Stock are not entitled to preemptive rights or conversion or redemption rights. The Common Stock does not have cumulative voting rights in the election of directors.

  In the event of the voluntary dissolution, liquidation or winding up of the Company, holders of Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of Preferred Stock, all of the remaining assets of the Company available for distribution.

PREFERRED SHARE PURCHASE RIGHTS

  In July 1996, the Company entered into a Rights Agreement with Harris Trust and Savings Bank, as Rights Agent. The Rights Agreement is intended to address the threat of certain types of takeover activity deemed abusive and unfair to stockholders and to assure that all stockholders receive fair and equal treatment in the event of an unsolicited takeover of the Company. The Rights Agreement also enhances the bargaining position of the Company's Board of Directors in negotiating on behalf of stockholders with potential acquirors of the Company.

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The Rights Agreement provides that attached to each share of Common Stock is one right (a "Right") to purchase from the Company one thousandth of a share of Junior Preferred at a price of $300 per one thousandth of a share ("Purchase Price"), subject to adjustment. The following description of the Rights is qualified in its entirety by reference to the Rights Agreement, as amended, which has been filed with and is available from the offices of the Commission as referred to under "Available Information".

  Until ten days following (i) a public announcement that a person or group of affiliated or associated persons acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer for 15% or more of the outstanding shares of such Common Stock (the earlier of such dates being called "Distribution Date"), the Rights will be evidenced by outstanding Common Stock certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Company's Common Stock. Common Stock certificates contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date the surrender for transfer of any of the Company's Common Stock certificates also constitutes the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date, and such separate certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on July 31, 2006, unless earlier redeemed or exchanged by the Company, in each case, as described below.

  The Purchase Price payable, and the number of shares of Junior Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Junior Preferred, (ii) upon the grant to holders of Junior Preferred of certain rights or warrants to subscribe for or purchase shares of Junior Preferred at a price, or convertible securities into Preferred Shares with a conversion price less than the current market price of the Junior Preferred or
(iii) upon the distribution to holders of Junior Preferred of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Junior Preferred) or of subscription rights or warrants (other than those referred to above).

  At any time after any person or group acquires beneficial ownership of 15% or more of the Common Stock, and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one thousandth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  The number of outstanding Rights and the number of one thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one thousandth of a share which may, at the election of the Company, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred on the last trading date prior to the date of exercise.

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

  See the description of the Junior Preferred herein.

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SPECIAL CHARTER PROVISIONS

  The Rights Agreement was adopted to address the threat of certain types of takeover activity deemed abusive and unfair to stockholders and to assure that all stockholders receive fair and equal treatment in the event of an unsolicited takeover of the Company. The Rights Agreement also enhances the bargaining position of the Company's Board of Directors in negotiating on behalf of stockholders with potential acquirors of the Company.

  The Company's Restated Certificate of Incorporation, as amended, contains provisions, in accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, eliminating the personal liability of a director to the Company or its stockholders for money damages for breach of fiduciary duty as a director, provided that the liability of a director may not be eliminated or limited (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

  Household International may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from Household International, and Household International to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either Debt Securities, or debt obligations of third parties, including U.S. Treasury securities, securing the holders obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require Household International to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                             PLAN OF DISTRIBUTION

  Household International may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement sets forth the terms of the offering of the Securities (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to Household International from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto describes the nature of the obligation of the underwriters to take the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities are named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations

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of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

  The Offered Securities may be sold directly by Household International or through agents designated by Household International from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by Household International to such agent are set forth, in the Prospectus Supplement relating thereto.

  Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into by Household International to indemnification by Household International against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

  If so indicated in the Prospectus Supplement, Household International will authorize underwriters, dealers or other persons acting as Household International's agents to solicit offers by certain institutions to purchase Offered Securities from Household International pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Household International. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, Household International shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts.

  There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the
Code). Thus, a Plan fiduciary considering the purchase of Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

  Household International may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of
Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which Household International is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are "marketable obligations" (as defined in Section 407(e) of ERISA) or are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts) or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY NOTES SHOULD CONSULT WITH ITS COUNSEL.

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